                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                                (RULE 13d - 102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b)(c), AND (d)
                          AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                    Under the Securities Exchange Act of 1934

--------------------------------------------------------------------------------
                                Amendment No. 1*

                           SilverStream Software, Inc.
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   827907 10 6
                                   -----------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                            ----------------------------
CUSIP No. 827907 10 6           SCHEDULE 13G           Page  2  of  5  Pages
--------------------------------------------------------------------------------

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

     David R. Skok
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a) [ ]
     Not applicable                                             (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Ireland
--------------------------------------------------------------------------------
                              5.   Sole Voting Power

                                   1,084,849
   Number of                  --------------------------------------------------
    Shares                    6.   Shared Voting Power
 Beneficially
   Owned by                        -0-
 Each Reporting               --------------------------------------------------
  Person With:                7.   Sole Dispositive Power

                                   1,084,849
                              --------------------------------------------------
                              8.   Shared Dispositive Power

                                   -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,084,849
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)                                                         [ ]

     Not applicable
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     5.2%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP No. 827907 10 6                                   Page  3  of  5  Pages


ITEM 1(a)    NAME OF ISSUER:

             SilverStream Software, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             Two Federal Street
             Billerica, MA 01821

ITEM 2(a)    NAME OF PERSON FILING:

             David R. Skok

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             The address of the reporting person is:

             c/o SilverStream Software, Inc.
             Two Federal Street
             Billerica, MA 01821

ITEM 2(c)    CITIZENSHIP:

             David Skok is a citizen of Ireland.

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $.001 per share.

ITEM 2(e)    CUSIP NUMBER:

             827907 10 6

ITEM 3       If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b)
             -----------------------------------------------------------------
             or (c), check whether the person filing is a:
             ---------------------------------------------

             (a) [ ] Broker or Dealer registered under Section 15 of the
                     Securities Exchange Act of 1934 (the "Act").

             (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

             (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                     Act.

             (d) [ ] Investment Company registered under Section 8 of the
                     Investment Company Act of 1940.

             (e) [ ] An investment adviser in accordance with Rule 13d-
                     1(b)(1)(ii)(E).

             (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

             (h) [ ] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

              Not applicable

ITEM 4       OWNERSHIP:

             (a)  AMOUNT BENEFICIALLY OWNED:

                  1,084,849 shares

             (b)  PERCENT OF CLASS:

                  5.2%

             (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                  (i)   sole power to vote or direct the vote: 1,084,849 shares

                  (ii)  shared power to vote or direct the vote: 0 shares

                  (iii) sole power to dispose or direct the disposition
                        of: 1,084,849 shares

                  (iv) shared power to dispose or direct the disposition of: 0 shares

CUSIP No. 827907 10 6                                   Page  4  of  5  Pages


ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             Not applicable.

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not applicable.

ITEM 9       NOTICE OF DISSOLUTION OF GROUP:

             Not applicable.

ITEM 10      CERTIFICATION:

             Not applicable.

CUSIP No. 827907 10 6                                   Page  5  of  5  Pages


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED: February 14 , 2001                  /s/ David R. Skok
                                           ----------------------------
                                           David R. Skok
                                           Chairman of the Board of Directors